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                                                                      EXHIBIT 11

                   Quaker State Corporation and Subsidiaries

                 STATEMENT re COMPUTATION OF PER SHARE EARNINGS

                      (in thousands except per share data)


                                                                             YEAR ENDED DECEMBER 31,
                                                                    -----------------------------------------
                                                                      1995             1994            1993
                                                                      ----             ----            ----
1. Net income.....................................................  $12,100           $18,766        $13,702
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2. Average number of shares of capital stock outstanding..........   32,119            28,368         27,203

3. Shares issuable upon exercise of dilutive stock options
    outstanding during the year, based on average market
    prices........................................................      107                91             31

4. Shares issuable upon exercise of dilutive stock options
    outstanding during the year, based on higher of
    average or year-end prices....................................      121                96             49

5. Average number of capital and capital equivalent shares
    outstanding (2 + 3)...........................................   32,226            28,459         27,234
                                                                    =========================================

6. Average number of capital shares outstanding, assuming
    a full dilution (2 + 4).......................................   32,240            28,464         27,252
                                                                    =========================================

7. Net income per capital and equivalent share
    (1 divided by 5)..............................................  $  0.38           $  0.66        $  0.50
                                                                    =========================================

8. Net income per capital share, assuming full dilution
    (1 divided by 6)..............................................  $  0.38           $  0.66        $  0.50
                                                                    =========================================